Exhibit 99.1

STAAR Surgical and Seoul/Busan BalGeunSeSang Eye Clinic Announce Strategic Cooperation Agreement

MONROVIA, CA, August 15, 2017---STAAR Surgical Company (NASDAQ: STAA) a leading developer, manufacturer and marketer of implantable lenses and delivery systems for the eye, and Dr. Jong Ho Lee, Seoul/Busan BalGeunSeSang Eye Clinic today announced they have entered into an Strategic Cooperation Agreement to provide STAAR’s EVO intraocular lenses (ICL) as a primary and premium option for patients seeking visual freedom from spectacles and contact lenses through refractive eye treatment.

“I am very excited that my clinic became a strategic partnership account with STAAR Surgical Company and I expect to introduce the ICL to many more patients so they can experience the high quality of vision in their lives,” said Dr. Jong Ho Lee, President of Seoul/Busan BalGeunSeSang Eye Clinic. “I have been dedicated to demonstrating the safety and efficacy of the ICL. Over the last 15 years I have implanted more than 30,000 ICL’s in my clinics. I am proud that our Clinics have 13 elite Ophthalmic Surgeons and more than 150 staff members dedicated to helping us provide excellent visual results to our patients,” concluded Dr. Lee.

“STAAR is pleased to have entered into this Strategic Cooperation Agreement with Dr. Jong Ho Lee, Seoul/Busan BalGeunSeSang Eye Clinic. Dr. Lee has been an outstanding supporter of the ICL and has implanted more ICL’s than any other surgeon. This new level of partnership includes a commitment to position the ICL as the primary treatment for patients presenting with minus 8 diopter or above corrections leading to higher refractive procedure share. We are also providing co-marketing and digital marketing support of the ICL, training programs for certified surgeons and staff and new product early access and development cooperation. STAAR considers strategic cooperation agreements as fundamental to its transformational goal to provide outstanding vision care experience and outcomes for patients with exceptional clinical support as a core tenet,” said Caren Mason, President & CEO of STAAR.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”. More than 700,000 Visian ICLs, which includes the EVO Visian ICL product line, have been implanted to date. To learn more about the ICL go to: www.discovericl.com. STAAR has approximately 340 full-time equivalent employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, the company operates manufacturing facilities in Aliso Viejo, CA and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any projections or expectations for sales, marketing and clinical initiatives, performance of products, and any statements of assumptions underlying any of the foregoing. Important additional factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 30, 2016 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements.

CONTACT:	Investors & Media

EVC Group

Brian Moore, 310-579-6199

Doug Sherk, 415-652-9100

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